Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statements on Form S-3 of Evolution Petroleum Corporation of our report dated March 30, 2022, relating to the Statement of Revenues and Direct Operating Expenses of certain oil and gas properties of Foundation Energy Fund VII-A, L.P. and Foundation Energy Management, LLC acquired by Evolution Petroleum Corporation for the nine-months ended September 30, 2021, which report appears in the Current Report on Form 8-K/A of Evolution Petroleum Corporation filed on March 30, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

June 3, 2022